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                                EXHIBIT 3.1


                        CERTIFICATE OF INCORPORATION
                                    OF
                           WISDOM HOLDINGS, INC.



                                  ARTICLE I

          The name of this Corporation shall be:  Wisdom Holdings, Inc.

                                  ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company located in New Castle County.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

          The total number of shares which this Corporation is authorized to issue is Eighty Million (80,000,000) shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." Fifty Million (50,000,000) shares shall be designated Common Stock, with a par value of $.001 per share, and Thirty Million (30,000,000) shares shall be designated Preferred Stock, with a par value of $.001 per share.

                                    ARTICLE V

          The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                   ARTICLE VI

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

                                  ARTICLE VII

          Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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                                  ARTICLE VIII

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                                     ARTICLE IX

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                     ARTICLE X

          Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of Delaware (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons in the manner, at the times and for the purposes so specified.

                                     ARTICLE XI

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                    ARTICLE XII

          Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the

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provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   ARTICLE XIII

          The name and mailing address of the incorporator of the Corporation is:

                                     Kate Lane
                            2030 Main Street, Suite 1040
                             Irvine, California  92614

          THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 12th day of October, 1998.



                              ---------------------------------------
                              KATE LANE, Incorporator





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